Exhibit 21.1

SUBSIDIARIES

NameJurisdiction

Rudolph Technologies, Inc.U.S.A.

4D Technology CorporationU.S.A.

Rudolph Technologies Japan K.K.Japan

Nanometrics Japan K.K.Japan

Rudolph Technologies (Shanghai) Trading Co., Ltd.China

Nanometrics China Company Ltd.China

Rudolph Technologies Germany GmbHGermany

Accent Optical Technologies (Germany) GmbHGermany

Rudolph Technologies Hong Kong LimitedHong Kong

Rudolph Technologies Europe, B.V.Netherlands

Nanometrics France S.A.S.France

Nanometrics (Switzerland) GmbHSwitzerland

Nanometrics U.K. Ltd.United Kingdom

Nanometrics Israel, Ltd.Israel

Nanometrics Korea LimitedKorea

Nanometrics Southeast Asia Pte. LimitedSingapore

Nanometrics Metrology Ireland LimitedIreland